Exhibit 10.1 Steinhoff Voting Agreement

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of May 9, 2023 (this “Agreement”), is made by and among Tempur Sealy International, Inc., a Delaware corporation (“Parent”), Steenbok Newco 2A Limited, a private limited company incorporated under the laws of England and Wales (“Newco 2A”), Steenbok Newco 3 Limited, a private limited company incorporated under the laws of England and Wales (“Newco 3”), and Steenbok Newco 9 Limited, a private limited company incorporated under the laws of England and Wales and an indirect subsidiary of Newco 3 (the “Stockholder”). Parent, Newco 2A, Newco 3 and the Stockholder are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on May 9, 2023, Parent, Lima Holdings Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub 1”), Lima Deal Corporation LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub 2”), Mattress Firm Group, Inc., a Delaware corporation (the “Company”) and the Stockholder, solely in its capacity as the stockholder representative thereunder, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (x) Merger Sub 1 will be merged with and into the Company, the separate corporate existence of Merger Sub 1 will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “First Merger”), and (y) the Company will be merged with and into Merger Sub 2, the separate corporate existence of the Company will cease, and Merger Sub 2 will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, the Stockholder agrees to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), together with (x) all other securities in respect of such Company Common Stock or into which shares of such Company Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations or other transactions on or after the date hereof, and (y) all other securities of the Company that are entitled to vote or consent with respect to the adoption of the Merger Agreement, in each case with respect to which the Stockholder or any of its Affiliates currently is, or becomes after the date hereof, the owner of record or Beneficial Owner (all such shares of Company Common Stock and all such other securities, collectively referred to herein as, the “Shares”);

WHEREAS, as of the date hereof, the Stockholder is the owner of record or Beneficial Owner (as defined below) of the total number of Shares set forth on Schedule 1 hereto;

WHEREAS, obtaining the Company Stockholder Approvals is a condition to the consummation of the First Merger;

WHEREAS, Newco 3 is a party to the Second Lien Facilities Agreement and the Stockholder is a guarantor under the Second Lien Facilities Agreement, which requires, among other things, that the Stockholder obtain the Steinhoff Lender Approval before it can duly vote for, consent to, and approve the Merger Agreement and the transactions contemplated thereby, including the First Merger (including, for the avoidance of doubt, in the event that the First Merger is effected in accordance with the provisions of Section 5.28 of the Merger Agreement and Section 2(d));

WHEREAS, Newco 2A requires the consent of Lenders (as defined in the SFHG Facilities Agreements) holding 80% of the Total Commitments (as defined in the SFHG Facilities Agreements) before it can vote in favor of the Consent Request (as defined in the Lender Support Agreement) in its capacity as a Lender (as defined in the Second Lien Facilities Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the lenders under the Second Lien Facilities Agreement, representing at least 80% of the Total Commitments (as defined in the
Second Lien Facilities Agreements), have entered into the Lender Support Agreement with Newco 2A, Newco 3 and the Stockholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the lenders under the SFHG Facilities Agreement, representing at least 80% of the Total Commitments (as defined in the SFHG Facilities Agreement), have entered into the Lender Support Agreement with Newco 2A, Newco 3 and the Stockholder;

WHEREAS, each of Newco 2A, Newco 3 and the Stockholder is willing to agree, to all of the terms and conditions applicable to such party under this Agreement;

WHEREAS, each of Parent, Newco 2A, Newco 3 and the Stockholder has determined that it is in its best interests to enter into this Agreement, and as a condition to the willingness of Parent, Merger Sub 1 and Merger Sub 2 to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent, Newco 2A, Newco 3 and the Stockholder are entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first Person specified.

“Beneficial Owner” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether or not any such rule, statute or regulation is applicable to such securities), (b) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which beneficial ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which beneficial ownership is being determined that increases in value as the value of the securities for which beneficial ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which beneficial ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act); and “Beneficially Owned” shall be construed accordingly.

“Consenting Lenders” shall have the meaning set forth in the Lender Support Agreement.

“Expiration Time” shall mean, with respect to the Stockholder, the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the election of the Stockholder to terminate this Agreement following the occurrence of any amendment to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) or any Ancillary Agreement that (x) changes the amount or form of the Merger Consideration or (y) extends the Termination Date; provided, that in each case, the Stockholder has not consented to such amendment.

“First Lien Facilities Agreement” shall mean that certain first lien facilities agreement dated 12 August 2019 (as amended and restated on 5 February 2021, 22 December 2021 and 14 March 2023 and as further amended and restated from time to time) between, among others, the Obligor’s Agent (as defined therein), Steenbok Lux Finco 2 S.A.R.L., the Agent (as defined therein) and the Security Agent (as defined therein).

“Lender Holders Agreement” shall mean that certain Lender Holders Agreement, dated as of November 21, 2018, by and among the Lender Stockholders party thereto, as amended through the date hereof.

“Lender Support Agreement” shall mean that certain Lender Support Agreement, dated as of May 9, 2023, by and among the Stockholder, Newco 3, Newco 2A and the consenting lenders party thereto.

“Parent Common Stock” shall mean the common stock, par value $0.01, of Parent.

“Parent Securities” shall mean the Parent Common Stock, any other voting securities of Parent and any securities of Parent convertible into, exercisable or exchangeable for, or rights to purchase or acquire, shares of Parent Common Stock or other voting securities of Parent.

“SA Tax Ruling” means a positive binding private ruling from the South African Revenue Service confirming that the Stockholder’s disposal of all of its shares in the Company in terms of the First Merger meets with all of the requirements of paragraph 64B(1) of the Eighth Schedule to South Africa’s Income Tax Act No. 58 of 1962 (loosely referred to as “the participant exemption”).

“Second Lien Facilities Agreement” shall have the meaning set forth in the Lender Support Agreement.

“SFHG Facilities Agreements” shall have the meaning set forth in the Lender Support Agreement.

“Shares” shall have the meaning set forth in the Recitals; provided, that if between the date hereof and the Expiration Time, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the term Shares shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

“Steinhoff Facility” shall mean the Second Lien Facilities Agreement and the SFHG Facilities Agreements.

“Steinhoff Lender Approval” shall mean the approval of the First Merger (and any related matters requiring consent, including the transactions contemplated by Exhibit C attached hereto upon the exercise of the Steinhoff Option (as described below)) by Consenting Lenders (as defined under the Lender Support Agreement) that hold, together, in aggregate, at least 80% of the Total Commitments (as defined under the Second Lien Facilities Agreement).

“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of November 21, 2018, by and among the Company, f/k/a Stripes US Holding, Inc., and the Stockholders party thereto, as amended by that Amendment No. 1 to the Stockholders Agreement, dated July 19, 2019 and as further amended by that Amendment No. 2 to the Stockholders Agreement, dated April 12, 2023.

“Transfer” shall mean, (a) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares (excluding, for the avoidance of doubt, entry into this Agreement or the Merger Agreement); (b) the deposit of such Shares into a voting trust, the entry into a voting agreement (other than this Agreement) with respect to such Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to such Shares), in each case, that is inconsistent with the provisions of this Agreement; or (c) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

1.2 Other Definitional Provisions. The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to sections, exhibits, and schedules are to the sections of, and exhibits and schedules to, this Agreement, unless otherwise specified. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, and references to a Person are also to its permitted successors and assigns. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrase “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 9, 2023 unless the context requires otherwise.

2. Agreement to Consent and Approve. The Stockholder irrevocably and unconditionally agrees that, from the date hereof until the Expiration Time, (a) subject only to the receipt of the Steinhoff Lender Approval as required by the Second Lien Facilities Agreement, it shall (at any meeting of the Company Stockholders and on every action or approval of Company Stockholders by written consent with respect to any of the following matters, as applicable) (i) as promptly as practicable, execute and deliver (or cause to be executed and delivered) to the Company, with a copy to Parent, a written consent approving the adoption of the Merger Agreement and the transactions contemplated thereby, including the First Merger (though excluding the 280G vote as further described below) substantially in the form attached hereto as Exhibit A and, if requested by Parent following receipt of the Steinhoff Lender Approval, substantially in the form attached hereto as Exhibit B, with respect to all of its Shares entitled to vote or act by written consent thereto and in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such vote or written consent, (ii) vote or cause to be voted (including by written consent) all of its Shares in favor of the adoption of the Merger Agreement and the approval of the First Merger and the other transactions contemplated by the Merger Agreement, and (iii) vote or cause to be voted (including by written consent) all of its Shares against (x) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, (y) any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to result in any condition to the consummation of the First Merger not being satisfied or to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, including the First Merger, in any material respect, and (z) any stock purchase agreement, merger, consolidation, business combination, tender offer, exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (other than the transactions contemplated by the Merger Agreement or any Ancillary Agreement), (b) it shall not enter into any tender, voting or other agreement or arrangement with any Person, directly or indirectly, to vote, grant a proxy or power of attorney (any such trust, agreement, arrangement, proxy or power of attorney other than this Agreement, the Stockholders Agreement and the Lender Holders Agreement, a “Voting Agreement”) or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any material respect restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Merger Agreement and the transactions contemplated thereby, including the First Merger, (c) subject to the receipt of the Steinhoff Lender Approval as required by the Second Lien Facilities Agreement, it shall use its reasonable best efforts to obtain the SA Tax Ruling, and, in doing so, shall promptly furnish to Parent a copy of any filings made by the Stockholder to the relevant South African taxing authorities in relation to the SA Tax Ruling promptly after such filings have been made; provided, that the Stockholder may in its sole discretion redact any information or statements contained in such filings that the Stockholder views to be confidential or otherwise sensitive in nature and (d) subject to the receipt of the Steinhoff Lender Approval as required by the Second Lien Facilities Agreement, if the Stockholder is not able to obtain the SA Tax Ruling prior to the earlier of (i) the first anniversary of the date hereof and (ii) the 20th Business Day prior to the Closing Date, the Stockholder shall have the right to elect (acting in its sole discretion, no later than the fifth Business Day after the foregoing triggering event) to effect the transactions described in Exhibit C attached hereto (such election, the “Steinhoff Option”). Any attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of clauses (a)(i) to (iii), or enter into any tender, voting or other agreement to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in contravention of clause (b) of this Section 2 shall be null and void ab initio. Each of the Stockholder, Newco 3 and Newco 2A agrees not to commence or join in, or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, the Company, or any of their respective Affiliates, successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging any breach of any fiduciary duty of the Company’s board of directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including the First Merger. For the avoidance of doubt, the obligations of the Stockholder set forth in clauses (a), (c) and (d) of this Section 2 shall not be applicable in the event the Steinhoff Lender Approval is not received.

3. Transfer. The Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, (b) deposit any Shares into a voting trust or enter into a Voting Agreement, (c) take any action that would make any representation or warranty of the Stockholder, Newco 3 or Newco 2A herein untrue or incorrect in any material respect or have the effect of preventing or disabling each of the Stockholder, Newco 3 or Newco 2A from performing its obligations hereunder, or (d) enter into any Contract or binding commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above. Any Transfer or attempted Transfer of any Shares or other action in violation of this Section 3 shall be null and void ab initio.

4. Irrevocable Proxy. Subject to the receipt of the Steinhoff Lender Approval as required by the Second Lien Facilities Agreement and without limiting the obligations of the Stockholder under this Agreement, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote or grant a consent or approval in respect of the Shares in a manner consistent with this Agreement, in each case in the event of a failure by the Stockholder to timely act in accordance with its obligations pursuant to this Agreement (and in any event within one Business Day of receipt of Parent’s request to act in accordance with such obligations), including a failure to execute and deliver a written consent approving the adoption of the Merger Agreement and the First Merger substantially in the form attached hereto as Exhibit A or Exhibit B, with respect to all of its Shares entitled to consent thereto, in accordance with Section 2. Parent agrees not to, and shall cause the other Proxy Holders not to, exercise the proxy granted herein for any purpose other than as described and permitted in this Agreement. The Stockholder hereby affirms that this irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of its duties under this Agreement. The Stockholder further affirms that this irrevocable proxy is coupled with an interest and shall be irrevocable, and the Stockholder (x) shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this irrevocable proxy, and (y) hereby revokes any proxy previously granted by the Stockholder with respect to any of its Shares. The proxy granted by this Section 4 shall terminate and be of no further force and effect upon the Expiration Time. The foregoing provisions of this Section 4 shall not apply to approvals required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) regarding any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code.

5. Release.

5.1 Effective as of the Closing, each of Newco 2A, Newco 3 and the Stockholder on its own behalf and on behalf of its Affiliates and its and their respective heirs, beneficiaries, executors, trusts, spouses, estate, directors, officers, employees, managers, principals, advisors, investors, administrators, successors, predecessors, and assigns (as applicable) (each, a “Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges each of the Company, Parent, any Parent Related Party and each of their respective Affiliates, successors and assigns, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, and direct or indirect stockholders or equityholders of any of the foregoing Persons (each, a “Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all Proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Releasing Person ever had, now has, or ever may have or claim to have against any Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing in respect of the management or operation of, or any action taken or failed to be taken by the Released Persons in their capacity as a director, officer or equityholder of, the Company, or arising out of or relating to, directly or indirectly, such Releasing Party’s capacity as a stockholder of the Company, including (a) such Releasing Party’s ownership or purported ownership of the Shares (including any right or purported right to receive any additional securities of the Company) and (b) the transactions contemplated by the Merger Agreement, including any and all claims that a Releasing Party may have against any of the Released Parties with respect to any Terminated Agreement (as defined below) or other contract, agreement or other arrangement (whether written or verbal) related to the Releasing Party’s capacity as a stockholder of the Company and/or the Releasing Party’s status as a stockholder of the Company or the owner of Shares (or right or purported right to receive any securities of the Company), breach or alleged breach of fiduciary duty or otherwise, in each case solely to the extent for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing; provided, that the Parties acknowledge and agree that this Section 5.1 does not apply to and shall not constitute a release of any rights or obligations to the extent arising (x) under any provision of this Agreement, the Merger Agreement or any Ancillary Agreement, or (y) under any claim that may not be waived as a matter of law.

5.2 Each of the Stockholder, Newco 3 and Newco 2A expressly acknowledges and agrees that it has read this release and understands its terms and has been given an opportunity to ask questions of Parent’s or the Company’s representatives. Each of the Stockholder, Newco 3 and Newco 2A further represents that in entering into this Agreement, it does not rely, and has not relied, on any representation or statement not set forth in this release or this Agreement made by any representative of Parent or the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

5.3 Each of the Stockholder, Newco 3 and Newco 2A understands that each of Parent, Merger Sub 1, Merger Sub 2, and the Company has relied on each of the agreements set forth in this Agreement in determining to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the First Merger, and each of the Stockholder, Newco 3 and Newco 2A expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby, including the First Merger, and the delivery of the applicable portion of the Per Share Merger Consideration to which the Stockholder is entitled pursuant to and subject to the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained herein and that this Agreement shall be fully binding on and enforceable against each of the Stockholder, Newco 3 and Newco 2A.

5.4 The covenants and the release contained in Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each of the Released Persons and their respective heirs and assigns (but solely from and after the Closing), and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to law, Contract or otherwise.

6. Further Assurances. If, at any time after the date hereof and prior to the Expiration Time, any further action is reasonably determined by Parent to be required or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, the Stockholder shall exercise reasonable efforts to cooperate with Parent in taking any such action, including executing and delivering consents, approvals or other instruments, as may be so reasonably determined by Parent to be required or advisable and as requested in writing by Parent; provided, nothing set forth in this Section 6 shall require such Stockholder or any Person acting on its behalf to incur any out-of-pocket expenses other than de minimis expenses or expenses which are reimbursed by the Company or Parent.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

7.1 Parent is duly organized, existing and in good standing under the Laws of the State of Delaware.

7.2 Parent has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, constitutes the legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, except as limited by the Enforceability Limitations.

7.3 The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both): (a) conflict with or violate any provision of the Parent Organizational Documents, (b) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby, or exercise any remedy or obtain any relief under, any Law applicable to Parent, or (c) result in the creation of a Lien (other than Permitted Liens) upon any of the property or assets of Parent or any of its Subsidiaries, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform Parent’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

7.4 As of the date hereof, there is no Proceeding pending or, to the Knowledge of Parent, threatened (i) against Parent or any of its Subsidiaries or affecting Parent’s or any of its Subsidiaries’ properties or assets that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis or (ii) against Parent or its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

8. Representations and Warranties of the Stockholder, Newco 3 and Newco 2A. Each of the Stockholder, Newco 3 and Newco 2A hereby represents and warrants to Parent as follows:

8.1 Each of the Stockholder, Newco 3 and Newco 2A is duly organized, existing and in good standing under the Laws of England and Wales.

8.2 Each of the Stockholder, Newco 3 and Newco 2A has all requisite corporate, limited liability or other organizational, as applicable, power and authority to enter into this Agreement and the Lender Support Agreement and to carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Stockholder, Newco 3 and Newco 2A of this Agreement and the Lender Support Agreement, and the consummation by each of the Stockholder, Newco 3 and Newco 2A of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate, limited liability or other organizational, as applicable, action of each of the Stockholder, Newco 3 and Newco 2A and no other such corporate, limited liability or other organizational, as applicable, proceedings on the part of each of the Stockholder, Newco 3 and Newco 2A are necessary to authorize the execution, delivery or performance of this Agreement or the Lender Support Agreement or the consummation by each of the Stockholder, Newco 3 or Newco 2A of the transactions contemplated hereby and thereby. Each of this Agreement and the Lender
Support Agreement, has been duly and validly executed and delivered by each of the Stockholder, Newco 3 and Newco 2A, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Parent and of the Lender Support Agreement by the parties thereto, constitutes the legal, valid and binding obligation of each of the Stockholder, Newco 3 and Newco 2A, as applicable, enforceable against it in accordance with its terms, except as limited by the Enforceability Limitations.

8.3 The execution, delivery and performance by each of the Stockholder, Newco 3 and Newco 2A of this Agreement and the Lender Support Agreement, and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time or both) (a) conflict with or violate any provision of the Charter Documents of each of the Stockholder, Newco 3 and Newco 2A, (b) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby and thereby pursuant to, or exercise any remedy or obtain any relief under, any Law applicable to each of the Stockholder, Newco 3 or Newco 2A or any of its assets or operation of its business, or (c) result in the creation of a Lien upon any of the property or assets of each of the Stockholder, Newco 3 or Newco 2A, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of each of the Stockholder, Newco 3 or Newco 2A to perform its obligations under this Agreement and the Lender Support Agreement or to consummate the transactions contemplated hereby and thereby.

8.4 Other than the receipt of the Steinhoff Lender Approval as required by the Second Lien Facilities Agreement, no Consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each of the Stockholder, Newco 3 or Newco 2A in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Merger Agreement, including the First Merger. The Steinhoff Lender Approval as required by the Second Lien Facilities Agreement will be satisfied by the delivery of or giving effect to the Consent Requests (as defined in the Lender Support Agreement) as contemplated by the Lender Support Agreement. The Lender Support Agreement has been duly executed and delivered to the Company and Parent, and the parties executing the Lender Support Agreement represent an ownership percentage of each Steinhoff Facility sufficient to obtain the Steinhoff Lender Approval. The Stockholder has delivered a Company Written Consent (as defined in the Merger Agreement) that (x) is irrevocable, (y) has not been amended, rescinded or modified, and (z) will become automatically effective upon the receipt of the Steinhoff Lender Approval.

8.5 As of the date hereof, (a) the Stockholder (x) is the Beneficial Owner and is the owner of record of all of the Shares set forth in the table set forth on Schedule 1 hereto, free and clear of any and all Liens, other than those created by this Agreement and applicable securities Laws, and (y) has sole voting power over and right to consent or give approval with respect to all of such Shares, except that such voting power over, and right to consent or give approval in connection with the First Merger, is conditional upon the receipt by the Stockholder of the Steinhoff Lender Approval, and (b) neither the Stockholder nor any of its Affiliates is the Beneficial Owner or owner of record of any Shares, except for such Shares set forth in the table set forth on Schedule 1 attached hereto.

8.6 The aggregate Per Share Merger Consideration received by the Stockholder with respect to the First Merger represents fair market value in respect of the Shares held by the Stockholder and is not less than a reasonable equivalent value of the Shares held by the Stockholder, in each case to be cancelled in connection with the First Merger, the Merger Agreement was negotiated on arms’ length terms, the First Merger was undertaken in good faith and for the purpose of carrying on the business of the Stockholder, and there are reasonable grounds for believing that the First Merger would benefit the Stockholder. The equity interests of the Company were validly transferred to the Stockholder pursuant to a restructuring implemented through two company voluntary arrangements (“CVAs”) under the laws of England and Wales, (ii) has not been subject to any challenge as of the date hereof and (iii) the statutory period within which it was susceptible to challenge has expired. The Stockholder was formed for the sole purpose of holding the Shares and it has neither incurred any obligation or liability nor engaged in any business or activity other than in connection with the ownership of such Shares and its contingent obligations under the First Lien Facilities Agreement and the Second Lien Facilities Agreement.

8.7 The Stockholder has not entered into, and is not a party to, any Voting Agreement.

8.8 As of the date hereof, there is no Proceeding pending or, to the knowledge of the Stockholder, Newco 3 or Newco 2A, threatened (i) against the Stockholder, Newco 3 or Newco 2A or any of their Affiliates or affecting their or any of their Affiliates’ properties or assets that, individually or in the aggregate, would reasonably be expected to impair their ability to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (ii) against the Stockholder, Newco 3 or Newco 2A or any of their Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Merger Agreement, including the First Merger.

9. Additional Covenants of the Stockholder. The Stockholder hereby further covenants and agrees as follows:

9.1 From the date of this Agreement until the Expiration Time, the Stockholder (a) shall not, and shall direct and cause its Affiliates and its and their respective Representatives not to, take any action that the Company would then be prohibited from taking under Section 5.17 of the Merger Agreement and (b) agrees to, and shall direct and cause its Affiliates and its and their respective Representatives to, comply with the obligations applicable to the Company’s Representatives pursuant to Section 5.17 of the Merger Agreement as if the Stockholder was a party thereto. The Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date hereof regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Each of the Stockholder, Newco 3 and Newco 2A shall promptly notify Parent if it receives, on or after the date hereof, an Acquisition Proposal involving any Person or group, including the nature of such inquiry, provided that to do so would not be in breach of any confidentiality obligation.

9.2 The Stockholder agrees from the date hereof until the Expiration Time, to promptly (and in any event within five Business Days) notify Parent in writing if it or its Affiliates becomes the Beneficial Owner or owner of record of any additional Shares after the date hereof, including the number and other terms in respect thereof, and agrees that any Shares hereafter acquired by the Stockholder shall be subject to the terms and conditions of this Agreement to the same extent as if the Stockholder was the owner of record or Beneficial Owner of such Shares as of the date hereof.

9.3 Each of the Stockholder, Newco 3 and Newco 2A acknowledges that the Company, Parent, Merger Sub 1 and Merger Sub 2 may, in Parent’s sole discretion, file a form of this Agreement and make any other announcements, disclosures or filings with the SEC or any other Governmental Authority relating to (i) this Agreement or the Lender Support Agreement or (ii) such Stockholder’s ownership of the Shares or (iii) the total amount of Steinhoff Debt under any Steinhoff Debt Document which constitutes Support Debt (each as defined in the Lender Support Agreement), including as contemplated or required in connection with obligations set forth in Section 5.6 of the Merger Agreement. Each of the Stockholder, Newco 3 and Newco 2A agrees that it will promptly notify Parent of any changes to its holdings for purposes of any such announcement, disclosure or filing.

9.4 The Stockholder irrevocably and unconditionally waives, and agrees to cause to be waived, and agrees not to exercise or perfect, and agrees to prevent the exercise or perfection of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the transactions contemplated by the Merger Agreement, including the First Merger, that the Stockholder may have with respect to any of its Shares in connection with the First Merger or the Merger Agreement and the other transactions contemplated by the Merger Agreement (including all rights under Section 262 of the DGCL or otherwise).

9.5 The Stockholder agrees, and agrees to cause its Affiliates, to take (or cause to be taken) all actions necessary to terminate all Contracts to which it or such Affiliate is a party with the Company or its Subsidiaries (except for those Contracts set forth on Section 5.15 of the Company Disclosure Letter) as of the Effective Time in a manner such that none of the Company, Surviving Corporation or any of their respective Affiliates (including, from and after the Effective Time, Parent and its Subsidiaries) has any liability or obligation at or following the Effective Time pursuant thereto.

9.6 The Stockholder agrees to waive, if applicable to its Shares, any rights under any agreement providing for redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer, rights to notice or other similar rights, in each case solely in connection with, and subject to the consummation of, the transactions contemplated by the Merger Agreement, including the First Merger.

9.7 The Stockholder shall not, and shall direct and cause its Affiliates and its and their respective Representatives not to, take any action that the Company would then be prohibited from taking under Section 5.11 of the Merger Agreement, provided, however, that this obligation shall not apply to any non-public disclosures by the Stockholder to its Affiliates (including, for the avoidance of doubt, Newco 2A and Newco 3) and its and their respective lenders.

9.8 The Stockholder hereby irrevocably agrees to be bound by Section 5.6, Section 5.14 and Section 7.3 of the Merger Agreement to the extent applicable to Company Stockholders.

9.9. The Stockholder shall use reasonable endeavours to (and Newco 3 agrees that it shall use reasonable endeavours to and shall cause and direct each of its Subsidiaries to use reasonable endeavours to do all such things as are necessary to) promptly following Closing:

(a) diligently pursue the voluntary striking off procedure under section 1003 of the UK Companies Act 2006 in relation to the Stockholder; and

(b) submit consent requests to the Lenders (as defined, respectively, in each of the First Lien Facilities Agreement and the Second Lien Facilities Agreement) under the First Lien Facilities Agreement and the Second Lien Facilities Agreement seeking the consent of Lenders holding no less than 80% of the Total Commitments under each such facility as may be required in order to facilitate the solvent dissolution of the Stockholder via the voluntary striking off procedure under section 1003 of the UK Companies Act 2006.

9.10 Proceedings. Each of the Stockholder, Newco 3 and Newco 2A agrees that it will promptly notify Parent of any Proceeding described in Section 8.8 herein which arises after the date hereof.

9.11 Stockholder Representative. The Stockholder irrevocably authorizes and appoints the Stockholder Representative to serve as of the Closing as its representative, agent, and attorney-in-fact for all matters in connection with the Merger Agreement and the Escrow Agreement, as set forth in Section 8.17 of the Merger Agreement.

9.12 Lender Support Agreement.

(a) Parent may cause each of the Stockholder, Newco 3 and Newco 2A, at Parent’s direction, to enforce any rights or seek any remedies of the Stockholder, Newco 3 or Newco 2A under the Lender Support Agreement, including but not limited to, seeking specific performance to enforce the obligations of the Consenting Lenders. Each of the Stockholder, Newco 3 and Newco 2A shall take all actions required or expressly contemplated to be taken by it pursuant to the Lender Support Agreement.

(b) Each of the Stockholder, Newco 3 and Newco 2A agrees that it will (i) promptly, and in any event within two Business Days of receipt thereof, provide to Parent any notices, documents, or other information received from the Consenting Lenders or delivered to the Stockholder, Newco 3 or Newco 2A pursuant to the Lender Support Agreement, and (ii) promptly notify Parent of any breach or suspected material breach by the Consenting Lenders under the Lender Support Agreement.

(c) Each of the Stockholder, Newco 3 and Newco 2A shall use its best efforts to obtain the Steinhoff Lender Approval as soon as practicable after the date of this Agreement and in any event within 15 Business Days of the date hereof. Newco 3 shall promptly, and in any event within one Business Day of the date hereof, submit the Consent Request to the Agent (as defined in the Second Lien Facilities Agreement) with a 10 Business Day response period (which may be extended with the prior written consent of Parent). Newco 2A shall promptly, and in any event within one Business Day of the date hereof, submit the Consent Request to the Agent (as defined in the SFHG Facility) with a 10 Business Day response period (which may be extended with the prior written consent of Parent).

(d) Each of the Stockholder, Newco 3 and Newco 2A shall not be permitted to exercise, or seek to exercise, any right to terminate (or treat as terminated) or amend (or treat as amended) or waive (or treat as waived) any breach or default under the Lender Support Agreement for any reason without Parent’s prior written consent.

(e) Each of Newco 3 and Newco 2A shall provide written notice to Parent of any Default or Event of Default occurring under either the First Lien Facilities Agreement, the Second Lien Facilities Agreement, or SFHG Facilities Agreements.

(f) Each of Newco 3 and Newco 2A shall not and shall cause its Subsidiaries not to seek any vote or consent of any Lender (as defined in the Lender Support Agreement) under the First Lien Facilities Agreement or the Second Lien Facilities Agreement that would breach or be inconsistent with this Agreement, the Merger Agreement or the Lender Support Agreement or any of the transactions contemplated hereby or thereby.

(g)    Each of Newco 3 and Newco 2A shall promptly, and in any event within one Business Day of the date hereof, request that the Agent (as defined in the Second Lien Facilities Agreement) and the Agent (as defined in the SFHG Facilities Agreements) each promptly provide an Agent Confirmation Letter (as defined in the Lender Support Agreement) and shall provide to Parent promptly, and in any event within two Business Days of receipt thereof, a copy of each such Agent Confirmation Letter.

        9.13 Newco 2A Opinion. Newco 2A agrees that it shall use reasonable endeavours to obtain and deliver to Parent, promptly following the date hereof, a legal opinion from Jersey counsel with respect to Newco 2A covering the matters set forth in the legal opinion delivered on the date hereof by Freshfields Bruckhaus Deringer LLP to Parent.

10. Steinhoff Option. If the Stockholder elects to effect the Steinhoff Option pursuant to the terms of Section 2, Parent shall reasonably cooperate with the Stockholder and the Company in good faith to enter into an amendment to the Merger Agreement, in accordance with the terms thereof, solely to the extent necessary to effect the transactions described on Exhibit C attached hereto at or prior to the Closing.

11. Standstill.

11.1 From and after the date hereof until the earlier of (x) the two year anniversary of the Closing Date and (y) such time as the Stockholder, Newco 3, Newco 2A and its Affiliates have, continuously for a 6-month period, been the Beneficial Owners, in the aggregate, of less than 2% of the outstanding Parent Common Stock, each of the Stockholder, Newco 3 and Newco 2A shall not, and shall direct and cause its Representatives and any other Person to the extent acting on behalf of, or in concert with, it or any of its Affiliates, not to, directly or indirectly, absent the prior written consent of Parent, do any of the following (or facilitate or encourage any other Person to do any of the following):

(i) (A) engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)), with respect to Parent or any Parent Securities, of proxies or consents or conduct any non-binding referendum with respect to the election or removal of directors or any other matter or proposal to be voted on by holders of Parent Securities, (B) make any public statement in support of any third-party solicitation with respect to Parent or Parent Securities or (C) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents with respect to Parent or Parent Securities;

(ii) knowingly encourage, advise or influence any other Person, or knowingly assist any other Person in so encouraging, advising or influencing any other Person, with respect to the voting or the giving or withholding of any proxy, consent or other authority to vote involving Parent or Parent Securities, including any binding or non-binding referendum;

(iii) form, join or participate in any way in any “group” as defined pursuant to Section 13(d) of the Exchange Act (other than any “group” consisting solely of the Stockholder and its Affiliates), with respect to any Parent Securities;
(iv) make, or in any way knowingly participate with any other Person, directly or indirectly, in any offer or proposal that would reasonably be expected to result in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or similar transaction involving Parent or its securities or assets;

(v) (A) seek or propose, alone or in concert with others, election or appointment to, or representation on, the board of directors of Parent or nominate or propose the nomination of, or recommend the nomination of, any candidate to the board of directors of Parent (except as expressly contemplated by the Merger Agreement), (B) seek or propose, alone or in concert with others, the removal of any member of the board of directors of Parent, (C) seek or propose, alone or in concert with others, to call a meeting of the stockholders of Parent, (D) seek or propose, alone or in concert with others, to control the management policies of Parent; (E) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by Parent’s stockholders, (F) enter into any Voting Agreement or subject any Parent Securities to any Voting Agreement, or (G) make any demand or request for stock list materials or other books and records of Parent under any applicable statutory or regulatory provisions providing for stockholder access to books and records (including all rights under Section 220 of the DGCL);

(vi) initiate, knowingly encourage or participate in any “vote no,” “withhold” or similar campaign as it relates to Parent; or

(vii) commence, encourage or support any derivative action in the name of Parent, or any class action against Parent or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Section 11;

(viii) make any request or submit any proposal (including to amend the terms of this Section 11) that may reasonably be expected to result in or require public disclosure by any Party regarding any of the types of matters set forth in this Section 11; or

(ix) publicly disclose any intention, plan or arrangement, or enter into any negotiations, agreements or understandings with any third party, to take any action, inconsistent with any provisions of this Section 11.

11.2 The provisions set forth in Section 11.1 shall not limit the actions of any director on the board of directors of Parent solely in such director’s capacity as a director of the board of directors of Parent, recognizing that such actions are subject to such director’s fiduciary duties to Parent and its stockholders.

11.3 For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Section 11 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (a) each of the Stockholder or its Affiliates from making any non-public communications with its attorneys, accountants, or other advisors, as well as with any of its lenders who are subject to customary confidentiality restrictions prohibiting further disclosure of non-public and confidential information; (b) except as stated in Section 12 hereof, following the Closing Date, the Stockholder or its Affiliates from selling, offering to sell, or tendering any Parent Common Stock; (c) establishing and placing Parent Common Stock or other securities in customary brokerage accounts, margin accounts, prime brokerage accounts and the like; (d) the Stockholder or its Affiliates from (i) enforcing the provisions of the Merger Agreement or this Agreement or (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Parent against the Stockholder with respect to the Merger Agreement or this Agreement or (e) the ability of the parties to the Merger Agreement to comply with Section 5.6 of the Merger Agreement.

12. Lock-Up.

12.1 General. During the period commencing on the Closing and ending on the date that is three months thereafter (the “Lock-Up Period”), the Stockholder irrevocably agrees not to (i) transfer, offer, sell, contract to sell, assign, hypothecate, pledge, grant any option, right or warrant to purchase, or otherwise dispose of, or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, directly or indirectly, any of the shares of Parent Common Stock, directly or indirectly held or Beneficially Owned by the Stockholder after the Closing and that is received, issued or issuable to the Stockholder in connection with the Merger Agreement or the transactions contemplated thereby (the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transactions are to be settled by delivery of securities, in cash or otherwise, (iii) engage in any “short sales” (in Rule 200 promulgated under Regulation SHO under the Exchange Act) with respect to any Parent Securities, or (iv) publicly disclose the intention to take any of the foregoing actions or enter into any of the foregoing transactions. If any transfer or disposition or other transaction or action prohibited by this Section 12 is made or attempted to be made, such purported transfer or disposition or other transaction or action shall be null and void ab initio.

12.2 Exceptions to Lock-Up. The restrictions set forth in this Section 12 shall not apply to transfers or dispositions (i) to Newco 3 or one of its subsidiaries; provided that such transferee shall agree to be bound in writing by the terms of this Agreement (in form and substance reasonably satisfactory to Parent) prior to such transfer or disposition; or (ii) made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Parent Board (as constituted following the Effective Time) or a committee thereof.
13. Termination. Other than Section 5, Section 8.6, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.12, Section 11 (solely if termination occurs following the Closing), Section 12, this Section 13 and Section 16, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement that occurred prior to such termination or any claims of Fraud. In the event that following the Closing the Parent enters into a merger, consolidation or other business combination in which all of the shares of Parent Common Stock are converted into or exchanged for securities of the acquiring person, then in such event Section 11 and Section 12 shall terminate and be of no further effect upon the closing of such business combination transaction.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, as applicable.

15. Regulatory Approvals

15.1 General. In connection with the First Merger, Merger Agreement, or any of the transactions contemplated hereby, the Stockholder shall, and shall cause its Representatives to use its reasonable best efforts to (i) make, or cause to be made, all filings and submissions required by the Stockholder or its Affiliates under the HSR Act as promptly as practicable, and (ii) as promptly as practicable, respond, prepare, deliver, and submit, as appropriate, documentation and information in response to any reasonable requests from any Governmental Antitrust Authority; it being agreed that the Stockholder shall not be responsible for any filing fees that may be due and payable under the HSR Act for which the Parent and the Company shall be responsible in accordance with Section 8.1 of the Merger Agreement, except if such filing fees become due as a result of (x) Steinhoff’s acquisition of shares of Parent in connection with the First Merger, or (y) any actions taken by Steinhoff and its Affiliates, including any internal restructuring actions (which fees shall be payable by the Company).

15.2 Cooperation.

(i) To the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, Parent and the Stockholder agree to: (i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Antitrust Authority relating to the Mergers, Merger Agreement or any other transactions contemplated thereby or hereby; (ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by applicable Law and the relevant Governmental Antitrust Authority; (iii) keep each other reasonably apprised with respect to any substantive communications with any Governmental Authority regarding the Mergers or any other transactions contemplated hereby; (iv) provide each other (or each Party’s counsel, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Mergers, Merger Agreement or any other transactions contemplated thereby or hereby; and (v) cooperate and provide each other with a reasonable opportunity to participate in all material deliberations with any Governmental Antitrust Authority regarding the Mergers or any other transactions contemplated hereby. Prior to making any written submission to any Governmental Antitrust Authority regarding the Mergers or any other transaction contemplated hereby, each Party shall provide the other Party with a reasonable opportunity to review and comment on such submission and shall take any such comments under consideration in good faith.

(iii) Any such disclosures, rights to participate or provisions of information under this Section 15 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law.

16. Miscellaneous.

16.1 Specific Performance. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefore. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

16.2 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties (for the avoidance of doubt including Parent), be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns any legal or equitable rights, remedies or benefits of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each of the Released Persons and their respective heirs and assigns are intended to be third party beneficiaries of and shall be entitled to rely on and enforce Section 5.

16.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by all Parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any
Party granting any waiver in any other respect or at any other time. The waiver by any Party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

16.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered in person (with written confirmation of receipt), (b) on the date received by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, or (c) when received by the addressee if sent by certified or registered mail (return receipt requested) or nationally recognized express courier (with written confirmation of delivery). Such communications must be sent to the respective Parties at the following addresses (or such other address as such Party may have specified in a written notice given to the other Parties in accordance with this Section 16.4).

(i)    if to a Stockholder, to the address set forth opposite such Stockholder's name on Schedule 1 hereto with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Email:    rfreardon@stblaw.com
Attention:    Roxane Reardon, Esq.
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
900 G St., N.W.
Washington, D.C. 20001
Email:    jonathan.corsico@stblaw.com
Attention:    Jonathan Corsico, Esq.
(ii) if to Parent, Merger Sub or Merger Sub 2, to:
Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511
Email:    legal@tempursealy.com
Attention:    Mohammad Vakil
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Email:    pshim@cgsh.com; kspoerri@cgsh.com; msaliba@cgsh.com
Attention:    Paul J. Shim, Esq.; Kimberly R. Spoerri, Esq.; Michael Saliba, Esq.
16.5 Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or Proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.
16.6 Jurisdiction. Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts located in Wilmington, Delaware) (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Proceeding will be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than any Chosen Court and (v) agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in any Chosen Court in accordance with this Section 16.6. Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Proceeding may be served upon them in any manner authorized by the laws of the State of Delaware.

16.7 WAIVER OF JURY TRIAL. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.7, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

16.8 Interpretation. The Parties have participated collectively in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

16.9 Entire Agreement. This Agreement, the Merger Agreement, the Lender Support Agreement and, as applicable any other Ancillary Agreements (including the exhibits, annexes, schedules and appendices hereto and thereto), constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior agreements and understandings among the Parties, with respect to the subject matter hereof and thereof.

16.10 Severability. If any term or provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other competent authority to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.11 Expenses. Regardless of whether the transactions provided for in this Agreement or the Merger Agreement are consummated, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, save as otherwise set out in Section 15.1.

16.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

16.13 Fiduciary Duties. Notwithstanding anything herein to the contrary, the Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Shares. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by the Stockholder, any of its Affiliates or any beneficial owner of the Shares or any of their respective designees or representatives serving on the board of directors of the Company or Parent, or as an officer, employee or agent of the Company, Parent or any of their respective Affiliates, in his or her capacity as a director, officer, employee or agent of the Company, Parent or any of their respective Affiliates, from complying with his or her fiduciary obligations while acting in such Person’s capacity as a director, officer, employee or agent of the Company, Parent or any of their respective Affiliates. No action taken (or omitted to be taken) in any such capacity as a director, officer, employee or agent of the Company, Parent or any of their respective Affiliates shall be deemed to constitute a breach of this Agreement.

16.14 Non-Recourse. Except as otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreement: (a) this Agreement may be enforced against only, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may be made against only, the Persons that are expressly identified as Parties herein in their capacities as such; (b) no former, current or future stockholders, equity holders, Controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, Controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the Parties or for any claim (whether in tort, Contract or otherwise) based on, in respect of or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith, provided, however, that the foregoing shall not limit the obligations or Liabilities of any Non-Recourse Party under the Merger Agreement or any Ancillary Agreement or other agreement to which such Non-Recourse Party is party; (c) without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party. The covenants contained in this Section 16.14 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Recourse Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise.

16.15 Joint and Several Liability. Newco 3 shall cause the Stockholder to comply with all of its obligations under this Agreement and Newco 3 and the Stockholder shall be jointly and severally liable under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Tempur Sealy International, Inc.
/s/ Scott L. Thompson Name: Scott L. Thompson Title: Chairman, President and Chief Executive Officer

[Signature Page to Steinhoff Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Steenbok Newco 9 Limited
/s/ Neil Brown Name: Neil Brown

Steenbok Newco 3 Limited
/s/ Neil Brown Name: Neil Brown

Steenbok Newco 2A Limited
/s/ Louis du Preez Name: Louis du Preez

[Signature Page to Steinhoff Voting and Support Agreement]

Schedule 1

Shares:

Notice Address:

[Schedule 1 to Steinhoff Voting and Support Agreement]

Exhibit A

[Exhibit A to Steinhoff Voting and Support Agreement]

Exhibit B

[Exhibit B to Steinhoff Voting and Support Agreement]